UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 of 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 8, 2015

W2007 Grace Acquisition I, Inc.

(Exact Name of Registrant as Specified in Charter)

Tennessee	001-12073	26-1187149
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

6011 Connection Drive

Irving, TX 75039

(Address, including zip code, of Principal Executive Offices)

Registrant’s telephone number, including area code: (972) 368-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Note

This information is being filed under Item 8.01 rather than Item 7.01 because the Company intends for it to be incorporated into the Company’s proxy statement, dated May 14, 2015.

Item 8.01.	Other Events.

On March 25, 2015, subsidiaries of W2007 Senior Mezz, LLC (Senior Mezz) entered into a contract to sell its 10 remaining hotels (the Remaining Hotels) for a combined purchase price of $100 million. The contract for the sale of the Remaining Hotels was terminated by the purchasers on May 6, 2015. On June 8, 2015, Senior Mezz entered into an amendment to the terminated contract, which among other things, reinstated the contract for nine of the Remaining Hotels, amended the purchase price to $85 million and scheduled closing for July 23, 2015. There can be no assurance as to whether or when the transaction will close, as to the actual proceeds that will be realized if it does close or as to what the assets might ultimately sell for in an alternate transaction if the pending transaction does not close. Even if the transaction does close, there can be no assurance as to when a distribution from such sale proceeds will be received by W2007 Grace Acquisition I, Inc. (the Company). The Company has a 3% interest in Senior Mezz.

Upon completion of the sale of nine of the Remaining Hotels, the subsidiaries of Senior Mezz will own one Remaining Hotel. While the subsidiaries of Senior Mezz intend to sell the one Remaining Hotel not currently under contract to be sold, there can be no assurance as to whether or when that hotel will be sold, the form of consideration which may be received in respect of that hotel or whether the consideration which may be received in respect of that hotel will be greater or less than the purchase price allocated to that hotel in the terminated sale agreement. Even if a transaction for the one Remaining Hotel not currently under contract to be sold does occur, there can be no assurance as to when a distribution from such sale proceeds will be received by the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

W2007 Grace Acquisition I, Inc.

Date: June 9, 2015	By:	/s/ Gregory M. Fay
	Name:	Gregory M. Fay
	Title:	Chief Financial Officer, Vice President and Secretary